EXHIBIT 99.2
Vector Group Ltd.
Condensed Consolidating Financial Statements
September 30, 2021
(in thousands of dollars)

Presented herein are Condensed Consolidating Balance Sheet as of September 30, 2021 and the related Condensed Consolidating Statements of Operations for the nine months ended September 30, 2021 of Vector Group Ltd. (Parent/Issuer), the guarantor subsidiaries (Subsidiary Guarantors) and the subsidiaries that are not guarantors (Subsidiary Non-Guarantors).
CONDENSED CONSOLIDATING BALANCE SHEETS

	September 30, 2021
			Subsidiary		Consolidated
	Parent/	Subsidiary	Non-	Consolidating	Vector Group
	Issuer	Guarantors	Guarantors	Adjustments	Ltd.
ASSETS:
Current assets:
Cash and cash equivalents	$222,449	$133,012	$168,270	$—	$523,731
Investment securities at fair value	155,095	—	—	—	155,095
Accounts receivable - trade, net	—	19,892	26,534	—	46,426
Intercompany receivables	2,095	—	—	(2,095)	—
Inventories	—	89,774	—	—	89,774
Income taxes receivable, net	11,067	—	—	(11,067)	—
Other current assets	1,159	5,958	35,859	—	42,976
Total current assets	391,865	248,636	230,663	(13,162)	858,002
Property, plant and equipment, net	409	26,184	51,219	—	77,812
Investments in real estate, net	—	—	9,551	—	9,551
Long-term investment securities at fair value	54,845	—	3,566	—	58,411
Investments in real estate ventures	—	—	74,199	—	74,199
Operating lease right-of-use assets	5,023	6,615	124,877	—	136,515
Investments in consolidated subsidiaries	455,925	246,472	—	(702,397)	—
Goodwill and other intangible assets, net	—	107,511	107,190	—	214,701
Other assets	16,092	51,839	38,836	—	106,767
Total assets	$924,159	$687,257	$640,101	$(715,559)	$1,535,958
LIABILITIES AND STOCKHOLDERS' DEFICIENCY:
Current liabilities:
Current portion of notes payable and long-term debt	$—	$12,526	$12,557	$(12,500)	$12,583
Intercompany payables	—	28	2,067	(2,095)	—
Income taxes payable, net	—	20,557	801	(11,067)	10,291
Current payments due under the Master Settlement Agreement	—	131,831	—	—	131,831
Current operating lease liability	1,737	1,988	22,580	—	26,305
Other current liabilities	44,759	77,332	84,654	(39)	206,706
Total current liabilities	46,496	244,262	122,659	(25,701)	387,716
Notes payable, long-term debt and other obligations, less current portion	1,397,518	3,169	3,318	(3,125)	1,400,880
Non-current employee benefits	58,197	8,740	—	—	66,937
Deferred income taxes, net	(8,433)	24,664	21,032	—	37,263
Non-current operating lease liability	4,615	5,133	131,923	—	141,671
Other liabilities, including litigation accruals and payments due under the Master Settlement Agreement	778	34,696	43,399	(4,250)	74,623
Total liabilities	1,499,171	320,664	322,331	(33,076)	2,109,090
Commitments and contingencies
Stockholders' (deficiency) equity attributed to Vector Group Ltd.	(575,012)	366,593	315,890	(682,483)	(575,012)
Non-controlling interest	—	—	1,880	—	1,880
Total stockholders' (deficiency) equity	(575,012)	366,593	317,770	(682,483)	(573,132)
Total liabilities and stockholders' deficiency	$924,159	$687,257	$640,101	$(715,559)	$1,535,958

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

		Nine Months Ended September 30, 2021
			Subsidiary		Consolidated
	Parent/	Subsidiary	Non-	Consolidating	Vector Group
	Issuer	Guarantors	Guarantors	Adjustments	Ltd.
Revenues	$—	$895,961	$1,030,636	$(658)	$1,925,939
Expenses:
Cost of sales	—	556,574	754,468	—	1,311,042
Operating, selling, administrative and general expenses	34,421	53,188	194,031	(658)	280,982
Litigation settlement and judgment expense	—	17	—	—	17
Net (gains) losses on sales of assets	—	(910)	—	—	(910)
Management fee expense	—	9,724	—	(9,724)	—
Operating (loss) income	(34,421)	277,368	82,137	9,724	334,808
Other income (expenses):
Interest expense	(83,326)	(1,800)	(136)	109	(85,153)
Loss on extinguishment of debt	(21,362)	—	—	—	(21,362)
Equity in earnings from real estate ventures	—	—	12,405	—	12,405
Equity in earnings from investments	1,562	—	—	—	1,562
Equity in earnings (losses) in consolidated subsidiaries	274,561	82,042	—	(356,603)	—
Management fee income	9,724	—	—	(9,724)	—
Other, net	9,056	868	(2,561)	—	7,363
Income before provision for income taxes	155,794	358,478	91,845	(356,494)	249,623
Income tax benefit (expense)	18,357	(68,934)	(25,015)	—	(75,592)
Net income	174,151	289,544	66,830	(356,494)	174,031
Net loss attributed to non-controlling interest	—	—	120	—	120
Net income attributed to Vector Group Ltd.	$174,151	$289,544	$66,950	$(356,494)	$174,151
Comprehensive loss attributed to non-controlling interest	$—	$—	$120	$—	$120
Comprehensive income attributed to Vector Group Ltd.	$174,923	$289,888	$66,950	$(356,838)	$174,923